As filed with the Securities and Exchange Commission on May 5, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

UNISYS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-0387840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
__________________

801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
(215) 986-4011
(Address including zip code, of Principal Executive Offices)
__________________

UNISYS CORPORATION 2023 LONG-TERM INCENTIVE AND EQUITY COMPENSATION PLAN
(Full Title of the Plan)
__________________

Claudius Sokenu
Senior Vice President, General Counsel, Secretary and Chief Administrative Officer
Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
(215) 986-4205
(Name, Address, Zip Code and Telephone Number of Agent for Service)
________________

Copy to:
Sophia Hudson, P.C.
Julia Danforth
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
(212) 446-4750

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer                   Accelerated filer
Non-accelerated filer                  Smaller reporting company
                        Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

    This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an aggregate of 10,570,511 shares of common stock, par value $.01 per share (the “Shares”), of Unisys Corporation (the “Company”) available for issuance to eligible persons under the Unisys Corporation 2023 Long-Term Incentive and Equity Compensation Plan (the “Plan”). The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to eligible participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

    The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the Plan pursuant to Rule 428(b) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

    The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (including information specifically incorporated by reference into the Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders);
(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023;
(c)	The Company’s Current Reports on Form 8-K filed with the SEC on March 22, 2023, and April 7, 2023; and
(d)	The description of the Company’s common stock, $.01 par value per share (the “Common Stock”) contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, together with any amendment or report filed for the purpose of updating such description.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless and to the extent expressly set forth therein.

    Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of the Company’s Common Stock offered hereby has been passed upon by John M. Armbruster, the Company’s Deputy General Counsel. Mr. Armbruster is eligible to receive awards under the Plan.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things:

•for permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

•for permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

•for mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by the two preceding bullet points; and

•that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

    The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

    The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against the Company to recover unpaid amounts, and if the suit is successful, the Company shall reimburse the indemnified party for the expense of bringing the suit. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate of Incorporation or the Company’s By-Laws, as amended (the “By-Laws”) or otherwise. By resolution effective September

16, 1986, the Board of Directors extended the right to indemnification provided directors and officers by the Certificate of Incorporation to employees of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    On April 28, 1988, at the Company’s 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements with its directors, and such indemnification agreements have been executed with each of the directors of the Company. The indemnification agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

    The indemnification agreements require indemnification except to the extent (i) payment for any liability is made under an insurance policy provided by the Company, (ii) indemnification is provided by the Company under the Certificate of Incorporation or the By-Laws, the DGCL or otherwise than pursuant to the indemnification agreement, (iii) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director’s knowingly fraudulent, dishonest or willful misconduct, (iv) the liability arises out of the violation of certain provisions of the Exchange Act, or (v) indemnification has been determined not to be permitted by applicable law.

    The indemnification agreements further provide that, in the event of a Potential Change in Control (as defined therein), the Company shall cause to be maintained any then existing policies of directors’ and officers’ liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the indemnification agreements also provide for the establishment by the Company of a trust, for the benefit of each director, upon the written request by the director. The trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.

    The indemnification agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period. The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Unisys Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 30, 2010)
4.2
Certificate of Amendment of the Restated Certificate of Incorporation of Unisys Corporation (incorporated by reference to Exhibit 3.1 to Unisys Corporation’s Current Report on Form 8-K filed on April 28, 2011)

4.3
Certificate of Amendment of the Restated Certificate of Incorporation of Unisys Corporation (incorporated by reference to Exhibit 3.1 to Unisys Corporation’s Current Report on Form 8-K filed on April 28, 2017)

4.4	By-Laws of Unisys Corporation, as amended through December 14, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 14, 2022)
4.5	Specimen Stock Certificate representing the Company’s common stock, par value $.01 share (incorporated by reference to Exhibit 4.9 to the Company’s Form S-3 filed on June 12, 2018)
5.1*	Opinion of John M. Armbruster regarding legality of securities being registered
10.1
Unisys Corporation 2023 Long-Term Incentive and Equity Compensation Plan, as approved by stockholders (incorporated by reference to the Appendix to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2023)

23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of John M. Armbruster (included in Exhibit 5.1)
24.1*	Power of Attorney (included as part of the Registrant’s signature page)
107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; . Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on May 5, 2023.

UNISYS CORPORATION

/s/ Peter A. Altabef
Name: Peter A. Altabef
Title: Chair and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Peter A. Altabef, Debra McCann and Claudius Sokenu, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments (including pre- and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and on his or her behalf in his or her respective capacities as officers or directors of Unisys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 5, 2023.

Signature	Title	Date
/s/ Peter A. Altabef Peter A. Altabef	Director and Chief Executive Officer (principal executive officer)	May 5, 2023
/s/ Debra McCann Debra McCann	Executive Vice President and Chief Financial Officer (principal financial officer)	May 5, 2023
/s/ Erin Mannix Erin Mannix	Vice President and Chief Accounting Officer (principal accounting officer)	May 5, 2023
/s/ Nathaniel A. Davis Nathaniel A. Davis	Director	May 5, 2023

/s/ Matthew J. Desch Matthew J. Desch	Director	May 5, 2023
/s/ Philippe Germond Philippe Germond	Director	May 5, 2023
/s/ Deborah Lee James Deborah Lee James	Director	May 5, 2023
/s/ John A. Kritzmacher John A. Kritzmacher	Director	May 5, 2023
/s/ Paul E. Martin Paul E. Martin	Director	May 5, 2023
/s/ Regina Paolillo Regina Paolillo	Director	May 5, 2023
/s/ Troy K. Richardson Troy K. Richardson	Director	May 5, 2023
/s/ Lee D. Roberts Lee D. Roberts	Director	May 5, 2023
/s/ Roxanne Taylor Roxanne Taylor	Director	May 5, 2023